Exhibit 99.1

AT THE COMPANY	ON THE WEB
Robert O’Brien	www.forestcity.net
Executive Vice President – Chief Financial Officer
216-621-6060

Jeff Linton
Senior Vice President – Corporate Communication
216-621-6060

FOR IMMEDIATE RELEASE

Forest City Reports Fiscal 2012 Fourth-Quarter and Full-Year Results

•	Full-year FFO, Operating FFO up over prior year

•	Solid progress on strategies: core markets/products, sustainable capital, operational excellence

•	Core portfolio, particularly multifamily, showed strength throughout 2012

•	New project starts focus on robust demand in multifamily

•	Completed sale of substantially all land held for divestiture

CLEVELAND, Ohio - March 27, 2013 - Forest City Enterprises, Inc. (NYSE: FCEA and FCEB) today announced FFO (funds from operations), Operating FFO, net earnings/loss and revenues for the fourth quarter and full year ended January 31, 2013.

FFO
Fourth-quarter FFO was $77.5 million, compared with a loss of $40.7 million in the fourth quarter of 2011. On a fully diluted, per-share basis, fourth-quarter 2012 FFO was $0.36, compared with a per-share loss of $0.24 in 2011.

Full-year 2012 FFO was $267.4 million, or $1.27 per share, compared with $178.2 million, or $0.88 per share for 2011. The primary factor contributing to the year-over-year FFO variance was a decrease in the net loss on land held for divestiture activities of $123.8 million ($75.8 million net of tax) related to the company's 2011 decision to divest a significant portion of its land development business. A full description of factors impacting FFO and FFO per share for the fourth quarter and full year 2012 is included in the company's 2012 Supplemental Package furnished to the SEC and available on the company's website, www.forestcity.net.

FFO and FFO per share are non-GAAP measures commonly used by publicly traded real estate companies. Included with this press release is a table reconciling FFO to net earnings (loss), the most comparable GAAP measure.

Operating FFO
In an effort to provide investors with additional information about its core operations, the company initiated reporting Operating FFO in the second quarter of 2012. Operating FFO is a non-GAAP measure derived from FFO. Included with this press release is a table reconciling Operating FFO to FFO.

Fourth-quarter Operating FFO was $41.9 million, compared with fourth-quarter 2011 Operating FFO of $52.4 million. Full-year 2012 Operating FFO was $234.7 million, compared with $227.5 million for fiscal 2011. For additional explanation of factors impacting Operating FFO variances, see the section titled "Review of Results" in this press release.

Net Earnings/Loss
Fourth-quarter net earnings attributable to Forest City Enterprises, Inc. were $58.5 million, compared with a net loss of $105.4 million in the fourth quarter of 2011. Net earnings for the fiscal year ended January 31, 2013 were $36.4 million, compared with a net loss of $86.5 million for fiscal 2011.

The company's reported net earnings/loss are impacted by a variety of factors, including transactions which can create substantial variances in net earnings/loss between reporting periods. For 2012, the primary factor impacting the year-over-year variance in net earnings was a decrease in the net loss on land held for divestiture activities of $123.8 million ($75.8 million net of tax) related to the company's 2011 decision to divest a significant portion of its land development business. A full description of factors impacting net earnings/loss is included in the company's 2012 Supplemental Package furnished to the SEC and available on the company's website.

After preferred stock dividends and inducements related to an exchange transaction involving preferred stock, fourth-quarter net earnings attributable to Forest City Enterprises, Inc. common shareholders were $51.8 million, or $0.25 per share, compared with a net loss of $109.2 million, or $0.65 per share, for the fourth quarter of 2011. For all of fiscal 2012, net earnings attributable to common shareholders, after preferred dividends and inducements related to two separate exchange transactions involving preferred stock in the third and fourth quarters, were $4.3 million, or $0.02 per share, compared with a net loss of $101.9 million, or $0.61 per share, in 2011. Per-share amounts are on a fully diluted basis.

Revenues
Fourth-quarter 2012 consolidated revenues from real estate operations increased to $305.9 million, from $271.8 million in the fourth quarter of fiscal 2011. For the full year, 2012 consolidated revenues from real estate operations were $1.13 billion, compared with $1.05 billion in the prior year.

Commentary
“We're pleased with our results for 2012, which reflect the ongoing execution of our strategic plan,” said David J. LaRue, Forest City president and chief executive officer. “We have made solid progress on each of the drivers of our plan: building a strong, sustaining capital structure, focusing on core markets and core products, and pursuing operational excellence.

“We made significant progress during 2012 in our strategy of building a strong sustaining capital structure, deleveraging our balance sheet and improving our debt metrics. We created a strategic capital partnership with the Arizona State Retirement System for a $400 million multifamily development fund, initially targeting five of our core markets. We brought TIAA-CREF into our partnership at 8 Spruce Street in Manhattan, a transaction that generated $129 million in proceeds to Forest City. We exchanged 4.2 million shares of our preferred stock for common stock and cash, and recently completed redemption of the remaining outstanding preferred. We redeemed $125 million of our 7.625% Senior Notes due 2015 and expect to complete redemption of the remaining 2015 notes by the end of March. Finally, as we recently announced, we negotiated and closed a new, three-year $465 million revolving credit facility with improved pricing and more flexible, favorable terms.

“In the area of core products and markets, our rental properties portfolio continued to perform well in 2012, particularly our multifamily properties, which experienced significant gains in comparable property net operating income in each quarter. We also opened four properties in three of our core markets: New York City, Washington, D.C. and Denver. During the year, we commenced development of seven new projects, six of them multifamily, as we take advantage of demand for rental apartments. We disposed of 12 non-core operating properties during 2012, generating cash liquidity of $128.8 million. In addition, as part of our focus on core rental properties, we successfully completed the sale of substantially all of our land held for disposition, a strategic decision we announced at the beginning of 2012.

“Lastly, in our pursuit of operational excellence, we made important strides during 2012, including a major process improvement and efficiency initiative, enhanced companywide procurement procedures and systems, and enhanced energy management practices. Collectively these initiatives have generated gross savings to date of approximately $19 million, benefiting our tenants, our partners, and Forest City. In addition, we made strategic investments in our mature portfolio during 2012, including a major renovation of Charleston Town Center, our market-dominant regional mall in Charleston, West Virginia. These initiatives are already resulting in significant cost savings, operating efficiencies and improved customer experience.”

Review of Results
Full year 2012 Operating FFO was $234.7 million, compared with $227.5 million in 2011.

Operating FFO from the company's Real Estate portfolio increased $11.9 million for 2012. The primary factors impacting the increase included increased NOI from the mature portfolio of $18.4 million, lower interest expense on the mature portfolio of $16.6 million, increased Operating FFO of $11.0 million from the change in fair market value of derivatives between the comparable periods which were marked to market through interest expense, increased sales from our Land Group projects, primarily at Stapleton, of $9.5 million, and the ramp-up of new properties of $8.1 million. These increases from the portfolio were partially offset by reduced capitalized interest on projects under construction and development, including land development, of $35.5 million, reduced Operating FFO from properties sold of $9.1 million, and non-recurring 2011 lease cancellation fee income of $6.5 million at two Brooklyn office properties.

Corporate Operating FFO decreased $4.7 million, due to increased interest expense of $4.5 million, primarily related to certain senior notes, offset by lower average borrowings on the bank revolving credit facility.

A full description of factors impacting Operating FFO for the full year and fourth quarter of 2012 is included in the company's 2012 Supplemental Package furnished to the SEC and available on the company's website.

NOI, Occupancies and Rent
Overall comparable property net operating income (Comp NOI) increased 3.0 percent during the fourth quarter, compared with the same period in 2011, with increases of 6.4 percent in apartments, 2.8 percent in retail, and 1.2 percent in office. Overall Comp NOI for the full year was up 3.2 percent, with increases of 7.3 percent in apartments, 2.1 percent in retail and 2.1 percent in office, compared with full-year 2011 results.

At January 31, 2013, comparable retail occupancies were 91.3 percent, compared with 91.4 percent at yearend 2011. Sales in the company's regional malls averaged $470 per square foot on a rolling 12-month basis, a 6.1 percent increase compared with the same period in 2011. On a rolling 12-month basis, new, same-space leases in the company's regional malls increased 11.3 percent over prior rents.

In the residential portfolio, comparable average occupancies for the year ended January 31, 2013, were 94.7 percent, up from 94.5 percent last year. Average monthly residential rents in the company's comparable apartments in its core markets were $1,597 for the year, a 5.3 percent increase from 2011. Average monthly rents across all of Forest City's comparable apartments rose 4.7 percent, compared with the prior year.

Comparable office occupancies were 89.5 percent as of January 31, 2013, compared with 90.7 percent at the end of 2011. On a rolling 12-month basis, rent per square foot in new office leases decreased 2.8 percent over expiring leases. The decline in office rent per square foot for new office leases was primarily driven by the timing of a lease expiration at the company's University Park at MIT life science office park in Cambridge.

Comparable property NOI, defined as NOI from properties operated in the three months and full year ended January 31, 2013 and 2012, is a non-GAAP financial measure and is based on the pro-rata consolidation method, also a non-GAAP financial measure. Included in this release are schedules that present comparable property NOI on the full-consolidation method and a reconciliation of NOI to net earnings (loss).

Debt Maturities, Financing Activity and Liquidity
During fiscal 2012, the company addressed, through closed loans and committed financings, $1.3 billion ($1.5 billion at the company's pro-rata share) of financing maturing during the year (including $104 million of amortization). Additionally, during 2012, the company addressed $81.1 million ($312.0 million at pro-rata) of loans maturing in future years.

Since January 31, 2013, the company has addressed, through closed loans and committed financings, $117.0 million at full consolidation ($98.3 million at its pro-rata share) of the $783.1 million ($938.2 million at pro-rata) of long-term debt maturities coming due in fiscal year 2013.

In financing its real estate assets, the company uses nonrecourse mortgage debt at the property level and seeks to fix interest rates on its mortgage debt through long-term financings in order to take advantage of historically low interest rates in the current environment. For fiscal 2012, the company's overall weighted-average cost of debt decreased to 5.04 percent, compared with 5.05 percent at January 31, 2012. Fixed-rate debt represented 83 percent of total debt at January 31, 2013. The company's weighted-average life of its debt increased to 7.0 years at January 31, 2013, from 5.9 years at January 31, 2012.

At January 31, 2013, the company had $333.2 million ($364.9 million at its pro-rata share) in cash on its balance sheet and $382.5 million of available capacity on its revolving bank line of credit.

2012 Openings and Projects Under Construction
During 2012, Forest City opened four new properties in three of its core markets: New York City, Washington, D.C., and Denver. As of January 31, 2013, the company had eight projects under construction at a total cost of $535.6 million ($597.3 million at the company's pro-rata share). This compares with projects totaling $1.0 billion ($434.8 million at the company's pro-rata share) at January 31, 2012.

The largest of the 2012 openings was Barclays Center arena, an anchor element of the Atlantic Yards mixed-use project in Brooklyn. Home of the NBA Brooklyn Nets, Barclays Center opened in September and has already welcomed approximately 1.4 million visitors for concerts, professional and collegiate sports, family entertainment and other events. In October, Forest City announced that the NHL New York Islanders will play their home games at the arena beginning in the 2015-16 season. Eighty-two percent of forecasted contractually obligated revenues for the arena are currently in place and day-of-event revenues (including single-ticket sales and concessions) have been in line with expectations to date.

During the fourth quarter, the company began construction on B2 BKLYN, the first residential tower at Atlantic Yards, adjacent to Barclays Center. The 32-story tower will have 363 units, half of which will be reserved for low, moderate and middle income households. B2 BKLYN will be built using a modular construction process in partnership with Skanska USA, the U.S.-based unit of one of the world's largest construction groups and an international leader in prefabricated building components. The company anticipates that the modular approach will contribute to greater construction efficiencies as it moves forward with future properties at Atlantic Yards. Production of the modules is expected to begin by mid-summer at a 100,000-square-foot facility in the Brooklyn Navy Yard, with delivery to the site thereafter. B2 BKLYN is expected to be the first development project to receive an equity investment from Forest City's strategic capital partnership with the Arizona State Retirement System.

At The Yards in Washington, D.C., Forest City opened Boilermaker Shops, a 39,000-square-foot, mixed-use, office/retail property during the fourth quarter. Boilermaker Shops, which is 63 percent leased, joins the 170-unit Foundry Lofts apartment property and a beautiful waterfront public park as the initial completed elements of The Yards. Two additional properties at The Yards are currently under construction. The first is Lumber Shed, a 32,000-square-foot, adaptive-reuse office building with street-level retail, which is expected to open in the third quarter of 2013. The other is Twelve12, a mixed-use project with 218 rental apartments above a 50,000-square-foot Harris Teeter grocery store and a 28,000-square-foot Vida Fitness facility. Twelve12 is expected to open in the third quarter of 2014.

At Stapleton in Denver, the company opened two new multifamily properties in 2012. In the first quarter, the 85-unit first phase of Aster Town Center opened and is 91 percent leased. At the beginning of the third quarter, the first phase of Botanica Eastbridge, a 118-unit apartment community opened and is 53 percent leased.

In 2011, a new interchange opened on Interstate 70 in Denver that greatly enhances access to Stapleton, particularly the northern portion of the project, opening the area for additional development. During the fourth quarter, the company began construction on Aster Northfield a new, 352-unit multifamily project at Stapleton and the first multifamily project to be constructed north of I-70.

2012 marked the tenth anniversary of the first residents moving into Stapleton. Today, this 4,700-acre, mixed-use community is home to an estimated 15,000 residents and includes 4,700 homes, 779 rental apartments, 2.1 million square feet of retail, nearly 400,000 square feet of office space, 1.2 million square feet of flex/R&D space, 8 schools, and 800 acres of parks, open space and trails. Of the total acreage designated for development at Stapleton, Forest City has acquired approximately 1,800 acres to date, with 1,142 acres remaining for future development.

After the end of the fiscal year, construction was completed and the company opened the Continental Building, a 203-unit, adaptive-reuse apartment community in downtown Dallas at the Mercantile Place on Main development. First residents' move-ins occurred in March 2013. The Continental Building brings the number of Forest City's completed rental apartments in downtown Dallas to more than 700. During the fourth quarter, the company began construction on West Village, a new, 381-unit multifamily project in the Uptown area of Dallas. Initial phased opening of West Village is expected in the third quarter of 2014.

In Boston, construction continues on 120 Kingston, a 240-unit apartment building. The project is located on the Rose Kennedy Greenway near the border of the city's financial district and Chinatown neighborhoods, and is expected to be completed in the second quarter of 2014.

Construction also continues on Stratford Avenue, a 128-unit multifamily project in Fairfield, Connecticut. Completion is expected in late 2013.

Outlook
“We are pleased with our results for the full year and fourth quarter of 2012, which continue to demonstrate the strength of our portfolio,” said LaRue. “As we look to 2013 and beyond, we will continue to execute our strategic plan by further improving our balance sheet and debt metrics, focusing on our core markets and products, and pursuing operational excellence throughout our business.

“We recognize there is more to be done, and there will be challenges to overcome, both in our business and in the macro environment, but we are confident in our value-creation model and our ability to execute against our strategies while remaining flexible to new opportunities. We are building a stronger company, one that is able to take advantage of a range of options to deploy capital and create value for shareholders, business partners, communities and our associates.”

Corporate Description
Forest City Enterprises, Inc. is an NYSE-listed national real estate company with $10.6 billion in total assets. The company is principally engaged in the ownership, development, management and acquisition of commercial and residential real estate and land throughout the United States. For more information, visit www.forestcity.net.

Supplemental Package
Please refer to the Investor Relations section of the company's website at www.forestcity.net for a Supplemental Package, which the company will also furnish to the SEC on Form 8-K. This Supplemental Package includes operating and financial information for the three months and year ended January 31, 2013, with reconciliations of non-GAAP financial measures, such as FFO, Operating FFO, EBDT, comparable NOI and results prepared using the pro-rata consolidation method, to their most directly comparable GAAP financial measures.

FFO
The company uses FFO, along with EBDT and net earnings (loss) to report its operating results. The majority of the company's peers in the publically traded real estate industry are Real Estate Investment Trusts (“REITs") and report operations using FFO as defined by the National Association of Real Estate Investment Trusts ("NAREIT"). FFO provides supplemental information about the company's operations. Although FFO is not presented in accordance with GAAP, the company believes it is necessary to understand its business and operating results, along with net earnings, the most comparable GAAP measure.

FFO is defined by NAREIT as net earnings excluding the following items: i) gain (loss) on disposition of rental properties, divisions and other investments (net of tax); ii) non-cash charges for real estate depreciation and amortization; iii) impairment of depreciable real estate (net of tax); iv) extraordinary items (net of tax); and v) cumulative or retrospective effect of change in accounting principle (net of tax). FFO is reconciled to net earnings (loss), the most comparable financial measure calculated in accordance with GAAP, in the table titled Reconciliation of FFO and EBDT to Net Earnings/Loss below and in the company's Supplemental Package, which the company will also furnish to the SEC on Form 8-K.

Operating FFO
Operating FFO is defined as FFO, as defined by NAREIT, adjusted to exclude: i) activity related to our land held for divestiture (including impairment charges); ii) impairment of Land Group projects; iii) write-offs of abandoned development projects; iv) income recognized on state and federal historic and other tax credits; v) gains or losses from extinguishment of debt; vi) gains or losses on change in control of interests; vii) the adjustment to recognize rental revenues and rental expense using the straight-line method; viii) other non-recurring items such as income generated from the casino land sale; ix) the Nets pre-tax FFO; and x) income taxes on FFO. The company believes its presentation of FFO and Operating FFO provides important supplemental information to its investors.

Pro-Rata Consolidation Method
This press release contains certain financial measures prepared in accordance with GAAP under the full consolidation accounting method and certain financial measures prepared in accordance with the pro-rata consolidation method (non-GAAP). The company presents certain financial amounts under the pro-rata method because it believes this information is useful to investors as this method reflects the manner in which the company operates its business. In line with industry practice, the company has made a large number of investments in which its economic ownership is less than 100 percent as a means of procuring opportunities and sharing risk. Under the pro-rata consolidation method, the company presents its investments proportionate to its economic share of ownership. Under GAAP, the full consolidation method is used to report partnership assets and liabilities consolidated at 100 percent if deemed to be under its control or if the company is deemed to be the primary beneficiary of the variable interest entities ("VIE"), even if its ownership is not 100 percent. The company provides reconciliations from the full consolidation method to the pro-rata consolidation method in the exhibits below and throughout its Supplemental Package, which the company will also furnish to the SEC on Form 8-K.

NOI
NOI, a non-GAAP measure, is defined as revenues (excluding straight-line rent adjustments) less operating expenses (including depreciation and amortization for non-real estate groups) plus interest income plus equity in earnings (loss) of unconsolidated entities (excluding gain on disposition and impairment of unconsolidated entities) plus interest expense, gain (loss) on extinguishment of debt, depreciation and amortization of unconsolidated entities.  We believe NOI provides us, as well as our investors, additional information about our core business operations and, along with earnings, is necessary to understand our business and operating results.

Safe Harbor Language
Statements made in this news release that state the company's or management's intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. The company's actual results could differ materially from those expressed or implied in such forward-looking statements due to various risks, uncertainties and other factors. Risks and factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the impact of current lending and capital market conditions on its liquidity, ability to finance or refinance projects and repay its debt, the impact of the current economic environment on its ownership, development and management of its commercial real estate portfolio, general real estate investment and development risks, using and investing in modular construction as a new construction methodology, vacancies in its properties, further downturns in the housing market, competition, illiquidity of real estate investments, bankruptcy or defaults of tenants, anchor store consolidations or closings, international activities, the impact of terrorist acts, risks of owning and operating an arena, risks associated with an investment in a professional sports team, its substantial debt leverage and the ability to obtain and service debt, the impact of restrictions imposed by its credit facility and senior debt, exposure to hedging agreements, the level and volatility of interest rates, the continued availability of tax-exempt government financing, the impact of credit rating downgrades, effects of uninsured or underinsured losses, effects of a downgrade or failure of its insurance carriers, environmental liabilities, conflicts of interest, risks associated with the sale of tax credits, risks associated with developing and managing properties in partnership with others, the ability to maintain effective internal controls, compliance with governmental regulations, increased legislative and regulatory scrutiny of the financial services industry, changes in federal, state or local tax laws, volatility in the market price of its publicly traded securities, inflation risks, litigation risks, cybersecurity risks and cyber incidents, as well as other risks listed from time to time in the company's SEC filings, including but not limited to, the company's annual and quarterly reports.

Reconciliation of FFO and EBDT to Net Earnings (Loss)	Three Months Ended		Three Months Ended		Year Ended		Year Ended
	January 31, 2013		January 31, 2012		January 31, 2013		January 31, 2012
	FFO	EBDT	FFO	EBDT	FFO	EBDT	FFO	EBDT
	(in thousands)
Net earnings (loss) attributable to Forest City Enterprises, Inc.	$58,468	$58,468	$(105,386)	$(105,386)	$36,425	$36,425	$(86,486)	$(86,486)
Depreciation and Amortization—Real Estate Groups	85,001	85,001	72,642	72,642	301,437	301,437	281,704	281,704
Impairment of depreciable rental properties	—	—	1,095	1,095	35,304	35,304	54,211	54,211
Gain on disposition of rental properties and partial interests in rental properties	(107,681)	(107,681)	(14,114)	(14,114)	(151,001)	(151,001)	(82,028)	(82,028)
Income tax expense (benefit) adjustments — current and deferred (1)
Gain on disposition of rental properties and partial interests in rental properties	41,761	41,761	5,473	5,473	58,935	58,935	31,812	31,812
Impairment of depreciable rental properties	—	—	(424)	(424)	(13,692)	(13,692)	(21,024)	(21,024)
Straight-line rent adjustments	—	(3,442)	—	(4,213)	—	(15,159)	—	(7,208)
Net gain on change in control of interests	—	—	—	—	—	(4,064)	—	—
Net (gain) loss on land held for divestiture activity	—	(18,112)	—	153,363	—	33,463	—	157,313
Amortization of mortgage procurement costs—Real Estate Groups	—	3,652	—	3,571	—	14,992	—	14,670
Preference payment	—	—	—	(24)	—	—	—	1,732
Allowance for projects under development revision	—	—	—	1,000	—	—	—	(1,000)
Income tax expense (benefit) adjustments — current and deferred (1)
Deferred income tax expense (benefit) on operating earnings	—	(5,597)	—	5,321	—	12,058	—	51,699
Net gain (loss) on land held for divestiture activity	—	7,025	—	(59,479)	—	(12,978)	—	(61,011)
Net gain on change in control of interests	—	—	—	—	—	1,576	—	—
FFO/EBDT	$77,549	$61,075	$(40,714)	$58,825	$267,408	$297,296	$178,189	$334,384

(1)	The following table provides detail of Income Tax Expense (Benefit):

	Three Months Ended January 31,		Years Ended January 31,
	2013	2012	2013	2012
	(in thousands)		(in thousands)
Current taxes
Operating earnings	$(4,271)	$(10,257)	$(13,483)	$(48,160)
Gain on disposition of rental properties and partial interests in rental properties	22,589	(935)	857	38,244
Net gain (loss) on land held for divestiture activity	(29,869)	—	(46,168)	—
Subtotal	(11,551)	(11,192)	(58,794)	(9,916)
Discontinued operations
Operating earnings	(120)	(102)	212	15
Gain on disposition of rental properties and partial interests in rental properties	40,146	8,948	61,738	11,740
Subtotal	40,026	8,846	61,950	11,755
Total Current taxes	28,475	(2,346)	3,156	1,839
Deferred taxes
Operating earnings	(5,592)	5,281	12,182	51,140
Gain on disposition of rental properties and partial interests in rental properties	(14,282)	1,544	12,684	(28,185)
Impairment of depreciable rental properties	—	(424)	(12,042)	(15,714)
Net gain (loss) on land held for divestiture activity	36,894	(59,479)	33,190	(61,011)
Net gain on change in control of interests	—	—	1,576	—
Subtotal	17,020	(53,078)	47,590	(53,770)
Discontinued operations
Operating earnings	(5)	40	(124)	559
Gain on disposition of rental properties and partial interests in rental properties	(6,692)	(4,084)	(16,344)	10,013
Impairment of real estate	—	—	(1,650)	(5,310)
Subtotal	(6,697)	(4,044)	(18,118)	5,262
Total Deferred taxes	10,323	(57,122)	29,472	(48,508)
Grand Total	$38,798	$(59,468)	$32,628	$(46,669)

Reconciliation of Operating FFO to FFO

Pro-Rata Consolidation	Three Months Ended January 31,			Years Ended January 31,
	2013	2012	% Change	2013	2012	% Change
	(in thousands)			(in thousands)
Portfolio Pre-tax FFO:
Commercial Group	$31,388	$58,021		$266,656	$311,912
Residential Group	30,436	27,026		126,983	97,973
Arena	(174)	1,525		4,716	8,197
Land Group	24,145	(148,930)		(22,782)	(149,061)

Adjustments to Portfolio Pre-Tax FFO:
Net loss (gain) on land held for divestiture activity	(18,112)	153,363		33,463	157,313
Abandoned development project write-offs	12,821	907		26,575	8,838
Tax credit income	(5,585)	(4,009)		(22,317)	(28,793)
(Gain) loss on extinguishment of portfolio debt	(354)	(236)		(7,529)	(18,383)
Net gain on change in control of interests	—	—		(4,064)	—
Straight-line rent adjustments	(3,442)	(4,213)		(15,159)	(7,208)
Casino land sale	—	—		(36,484)	(42,622)
Adjustments to Portfolio Pre-Tax FFO subtotal	(14,672)	145,812		(25,515)	69,145
Portfolio Pre-tax Operating FFO	71,123	83,454	(14.8)%	350,058	338,166	3.5%
Corporate Group Pre-tax FFO	(29,244)	(31,028)		(116,108)	(121,475)
Loss on extinguishment of debt - Corporate Group	—	—		789	10,800
Operating FFO	41,879	52,426	(20.1)%	234,739	227,491	3.2%
Nets Pre-tax FFO	18,035	(11,845)		(4,672)	(26,814)
Add back adjustments to Portfolio Pre-Tax FFO above	14,672	(145,812)		25,515	(69,145)
Add back loss on extinguishment of debt - Corporate Group	—	—		(789)	(10,800)
Income tax benefit (expense) on FFO	2,963	64,517		12,615	57,457
FFO	$77,549	$(40,714)	290.5%	$267,408	$178,189	50.1%

Reconciliation of Net Operating Income (non-GAAP) to Net Earnings (Loss) (GAAP) (in thousands)

	Three Months Ended January 31, 2013					Three Months Ended January 31, 2012
	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)
Net operating income	$169,428	$9,546	$—	$1,291	$161,173	$133,672	$4,061	$—	$5,487	$135,098
Interest expense	(84,594)	(7,077)	(26,493)	(833)	(104,843)	(61,305)	(2,788)	(26,457)	(2,894)	(87,868)
Interest expense of unconsolidated entities	(26,493)	—	26,493	—	—	(26,457)	—	26,457	—	—
Gain (loss) on extinguishment of debt	(192)	—	818	(272)	354	256	134	114	—	236
Gain on extinguishment of debt of unconsolidated entities	818	—	(818)	—	—	114	—	(114)	—	—
Equity in (earnings) loss of unconsolidated entities, including impairment	(62,564)	(87)	43,661	—	(18,816)	43,402	413	(31,469)	—	11,520
Net gain (loss) on land held for divestiture activity	12,131	(4,588)	1,393	—	18,112	(113,804)	(243)	(39,802)	—	(153,363)
Net gain (loss) on land held for divestiture activity of unconsolidated entities	1,393	—	(1,393)	—	—	(39,802)	—	39,802	—	—
Net gain on disposition of rental properties and partial interests in rental properties	—	—	34,959	72,722	107,681	2,255	—	—	11,859	14,114
Gain on disposition of unconsolidated entities	34,959	—	(34,959)	—	—	—	—	—	—	—
Impairment of consolidated and unconsolidated real estate	—	—	—	—	—	—	—	(1,095)	—	(1,095)
Impairment of unconsolidated real estate	—	—	—	—	—	(1,095)	—	1,095	—	—
Depreciation and amortization—Real Estate Groups (a)	(68,868)	(4,157)	(19,842)	(448)	(85,001)	(50,393)	(714)	(20,131)	(2,832)	(72,642)
Amortization of mortgage procurement costs—Real Estate Groups	(3,128)	(223)	(740)	(7)	(3,652)	(2,596)	(86)	(858)	(203)	(3,571)
Depreciation and amortization of unconsolidated entities	(20,582)	—	20,582	—	—	(20,989)	—	20,989	—	—
Straight-line rent adjustment	3,494	—	—	(52)	3,442	4,208	—	—	5	4,213
Preference payment	—	—	—	—	—	24	—	—	—	24
Earnings (loss) before income taxes	(44,198)	(6,586)	43,661	72,401	78,450	(132,510)	777	(31,469)	11,422	(153,334)
Income tax benefit (expense)	(5,469)	—	—	(33,329)	(38,798)	64,270	—	—	(4,802)	59,468

Equity in earnings (loss) of unconsolidated entities, including impairment of depreciable real estate	61,171	87	(42,268)	—	18,816	(3,600)	(413)	(8,333)	—	(11,520)
Net gain (loss) on land held for divestiture activity of unconsolidated entities	1,393	—	(1,393)	—	—	(39,802)	—	39,802	—	—
	62,564	87	(43,661)	—	18,816	(43,402)	(413)	31,469	—	(11,520)
Earnings (loss) from continuing operations	12,897	(6,499)	—	39,072	58,468	(111,642)	364	—	6,620	(105,386)
Discontinued operations, net of tax	39,132	60	—	(39,072)	—	6,078	(542)	—	(6,620)	—
Net earnings (loss)	52,029	(6,439)	—	—	58,468	(105,564)	(178)	—	—	(105,386)
Noncontrolling interests
(Earnings) loss from continuing operations attributable to noncontrolling interests	6,499	6,499	—	—	—	(364)	(364)	—	—	—
(Earnings) loss from discontinued operations attributable to noncontrolling interests	(60)	(60)	—	—	—	542	542	—	—	—
	6,439	6,439	—	—	—	178	178	—	—	—
Net earnings (loss) attributable to Forest City Enterprises, Inc.	$58,468	$—	$—	$—	$58,468	$(105,386)	$—	$—	$—	$(105,386)
Preferred dividends and inducements of preferred stock conversion	(6,698)	—	—	—	(6,698)	(3,850)	—	—	—	(3,850)
Net earnings (loss) attributable to Forest City Enterprises, Inc. common shareholders	$51,770	$—	$—	$—	$51,770	$(109,236)	$—	$—	$—	$(109,236)
(a) Depreciation and amortization - Real Estate Groups	$68,868	$4,157	$19,842	$448	$85,001	$50,393	$714	$20,131	$2,832	$72,642
Depreciation and amortization - Non-Real Estate	1,132	—	—	—	1,132	847	—	—	—	847
Total depreciation and amortization	$70,000	$4,157	$19,842	$448	$86,133	$51,240	$714	$20,131	$2,832	$73,489

Reconciliation of Net Operating Income (non-GAAP) to Net Earnings (Loss) (GAAP) (in thousands)

	Year Ended January 31, 2013					Year Ended January 31, 2012
	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)
Net operating income	$648,885	$23,092	$—	$14,210	$640,003	$622,299	$18,037	$—	$27,523	$631,785
Interest expense	(269,229)	(16,485)	(102,723)	(7,251)	(362,718)	(249,799)	(11,713)	(100,958)	(13,085)	(352,129)
Interest expense of unconsolidated entities	(102,723)	—	102,723	—	—	(100,958)	—	100,958	—	—
Gain (loss) on extinguishment of debt	7,096	(603)	(495)	(464)	6,740	9,590	1,641	(366)	—	7,583
Loss on extinguishment of debt of unconsolidated entities	(495)	—	495	—	—	(366)	—	366	—	—
Equity in (earnings) loss of unconsolidated entities, including impairment	(44,631)	(347)	45,074	—	790	61,039	185	(34,545)	—	26,309
Net gain (loss) on land held for divestiture activity	6,480	(834)	(40,777)	—	(33,463)	(115,654)	(243)	(41,902)	—	(157,313)
Net loss on land held for divestiture activity of unconsolidated entities	(40,777)	—	40,777	—	—	(41,902)	—	41,902	—	—
Net gain on disposition of rental properties and partial interests in rental properties	—	—	51,066	99,935	151,001	17,665	—	12,567	51,796	82,028
Gain on disposition of unconsolidated entities	51,066	—	(51,066)	—	—	12,567	—	(12,567)	—	—
Impairment of consolidated and unconsolidated real estate	(30,660)	—	(390)	(4,254)	(35,304)	(235)	—	(40,284)	(13,692)	(54,211)
Impairment of unconsolidated real estate	(390)	—	390	—	—	(40,284)	—	40,284	—	—
Depreciation and amortization—Real Estate Groups (a)	(226,296)	(8,852)	(77,834)	(6,159)	(301,437)	(205,554)	(4,973)	(67,855)	(13,268)	(281,704)
Amortization of mortgage procurement costs—Real Estate Groups	(12,112)	(526)	(3,163)	(243)	(14,992)	(11,317)	(509)	(3,015)	(847)	(14,670)
Depreciation and amortization of unconsolidated entities	(80,997)	—	80,997	—	—	(70,870)	—	70,870	—	—
Straight-line rent adjustment	15,024	—	—	135	15,159	6,326	—	—	882	7,208
Preference payment	—	—	—	—	—	(1,732)	—	—	—	(1,732)
Earnings (loss) before income taxes	(79,759)	(4,555)	45,074	95,909	65,779	(109,185)	2,425	(34,545)	39,309	(106,846)
Income tax benefit (expense)	11,204	—	—	(43,832)	(32,628)	63,686	—	—	(17,017)	46,669
Net gain on change in control of interests	6,766	2,702	—	—	4,064	—	—	—	—	—

Equity in earnings (loss) of unconsolidated entities, including impairment of depreciable real estate	85,408	347	(85,851)	—	(790)	(19,137)	(185)	(7,357)	—	(26,309)
Net loss on land held for divestiture activity of unconsolidated entities	(40,777)	—	40,777	—	—	(41,902)	—	41,902	—	—
	44,631	347	(45,074)	—	(790)	(61,039)	(185)	34,545	—	(26,309)
Earnings (loss) from continuing operations	(17,158)	(1,506)	—	52,077	36,425	(106,538)	2,240	—	22,292	(86,486)
Discontinued operations, net of tax	53,429	1,352	—	(52,077)	—	105,970	83,678	—	(22,292)	—
Net earnings (loss)	36,271	(154)	—	—	36,425	(568)	85,918	—	—	(86,486)
Noncontrolling interests
(Earnings) loss from continuing operations attributable to noncontrolling interests	1,506	1,506	—	—	—	(2,240)	(2,240)	—	—	—
Earnings from discontinued operations attributable to noncontrolling interests	(1,352)	(1,352)	—	—	—	(83,678)	(83,678)	—	—	—
	154	154	—	—	—	(85,918)	(85,918)	—	—	—
Net earnings (loss) attributable to Forest City Enterprises, Inc.	$36,425	$—	$—	$—	$36,425	$(86,486)	$—	$—	$—	$(86,486)
Preferred dividends and inducements of preferred stock conversion	(32,129)	—	—	—	(32,129)	(15,400)	—	—	—	(15,400)
Net earnings (loss) attributable to Forest City Enterprises, Inc. common shareholders	$4,296	$—	$—	$—	$4,296	$(101,886)	$—	$—	$—	$(101,886)
(a) Depreciation and amortization—Real Estate Groups	$226,296	$8,852	$77,834	$6,159	$301,437	$205,554	$4,973	$67,855	$13,268	$281,704
Depreciation and amortization—Non-Real Estate	3,365	—	—	—	3,365	3,247	—	—	—	3,247
Total depreciation and amortization	$229,661	$8,852	$77,834	$6,159	$304,802	$208,801	$4,973	$67,855	$13,268	$284,951

	Net Operating Income (in thousands)
	Three Months Ended January 31, 2013				Three Months Ended January 31, 2012				% Change
	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Pro-Rata Consolidation (Non-GAAP)
Commercial Group
Retail
Comparable	$58,991	$1,752	$—	$57,239	$57,443	$1,788	$—	$55,655	2.7%	2.8%
Total	59,602	1,972	—	57,630	56,616	1,859	2,103	56,860
Office Buildings
Comparable	59,929	2,201	—	57,728	58,779	1,733	—	57,046	2.0%	1.2%
Total	57,373	2,225	1,130	56,278	60,721	2,369	1,451	59,803
Hotels	1,966	—	—	1,966	1,979	—	(15)	1,964
Land Sales	—	—	—	—	690	—	—	690
Other (1)	(18,496)	(69)	—	(18,427)	(4,061)	—	525	(3,536)
Total Commercial Group
Comparable	118,920	3,953	—	114,967	116,222	3,521	—	112,701	2.3%	2.0%
Total	100,445	4,128	1,130	97,447	115,945	4,228	4,064	115,781
Arena	8,271	3,784	—	4,487	(4,091)	(1,715)	—	(2,376)
Residential Group
Apartments
Comparable	35,536	751	—	34,785	33,360	662	—	32,698	6.5%	6.4%
Total	38,017	1,104	161	37,074	33,618	558	1,423	34,483
Subsidized Senior Housing	3,158	95	—	3,063	2,120	(416)	—	2,536
Military Housing	7,936	492	—	7,444	9,521	585	—	8,936
Other (1)	(796)	(1,030)	—	234	(1,282)	114	—	(1,396)
Total Residential Group
Comparable	35,536	751	—	34,785	33,360	662	—	32,698	6.5%	6.4%
Total	48,315	661	161	47,815	43,977	841	1,423	44,559
Total Rental Properties
Comparable	154,456	4,704	—	149,752	149,582	4,183	—	145,399	3.3%	3.0%
Total	157,031	8,573	1,291	149,749	155,831	3,354	5,487	157,964
Land Development Group	6,916	973	—	5,943	6,071	707	—	5,364
The Nets	18,035	—	—	18,035	(11,845)	—	—	(11,845)
Corporate Activities	(12,554)	—	—	(12,554)	(16,385)	—	—	(16,385)
Grand Total	$169,428	$9,546	$1,291	$161,173	$133,672	$4,061	$5,487	$135,098

(1)	Includes write-offs of abandoned development projects, non-capitalizable development costs and unallocated management and service company overhead, net of tax credit income.

	Net Operating Income (in thousands)
	Year Ended January 31, 2013				Year Ended January 31, 2012				% Change
	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Pro-Rata Consolidation (Non-GAAP)
Commercial Group
Retail
Comparable	$231,901	$6,809	$—	$225,092	$227,382	$6,852	$—	$220,530	2.0%	2.1%
Total	240,552	7,617	3,021	235,956	238,112	9,179	7,801	236,734
Office Buildings
Comparable	245,086	8,286	—	236,800	238,415	6,424	—	231,991	2.8%	2.1%
Total	245,441	8,620	6,264	243,085	245,903	7,021	9,602	248,484
Hotels	10,975	—	—	10,975	9,977	—	1,885	11,862
Land Sales (1)	40,201	—	—	40,201	43,491	(782)	684	44,957
Other (2)	(35,953)	(253)	822	(34,878)	(4,285)	1,959	2,070	(4,174)
Total Commercial Group
Comparable	476,987	15,095	—	461,892	465,797	13,276	—	452,521	2.4%	2.1%
Total	501,216	15,984	10,107	495,339	533,198	17,377	22,042	537,863
Arena	(960)	277	—	(1,237)	(10,652)	(4,567)	—	(6,085)
Residential Group
Apartments
Comparable	136,141	2,748	—	133,393	126,870	2,520	—	124,350	7.3%	7.3%
Total	148,237	3,554	4,103	148,786	128,845	2,354	5,481	131,972
Subsidized Senior Housing	18,740	354	—	18,386	14,531	(65)	—	14,596
Military Housing	29,369	1,021	—	28,348	29,314	920	—	28,394
Land Sales	—	—	—	—	204	16	—	188
Other (2)	(6,372)	(614)	—	(5,758)	(3,788)	541	—	(4,329)
Total Residential Group
Comparable	136,141	2,748	—	133,393	126,870	2,520	—	124,350	7.3%	7.3%
Total	189,974	4,315	4,103	189,762	169,106	3,766	5,481	170,821
Total Rental Properties
Comparable	613,128	17,843	—	595,285	592,667	15,796	—	576,871	3.5%	3.2%
Total	690,230	20,576	14,210	683,864	691,652	16,576	27,523	702,599
Land Development Group	17,271	2,516	—	14,755	11,298	1,461	—	9,837
The Nets	(4,672)	—	—	(4,672)	(26,814)	—	—	(26,814)
Corporate Activities	(53,944)	—	—	(53,944)	(53,837)	—	—	(53,837)
Grand Total	$648,885	$23,092	$14,210	$640,003	$622,299	$18,037	$27,523	$631,785

(1)	Includes $36,484 and $42,622 of NOI generated from the casino land sale at full and pro-rata consolidation for the years ended January 31, 2013 and 2012, respectively.

(2)	Includes write-offs of abandoned development projects, non-capitalizable development costs and unallocated management and service company overhead, net of tax credit income.